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                                                                  Exhibit 99

[ZOLTEK Logo]


FOR IMMEDIATE RELEASE                           NASDAQ NMS SYMBOL:  "ZOLT"
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                 ZOLTEK REPORTS CARBON FIBER SALES INCREASE

         ST. LOUIS, MISSOURI -- MAY 17, 2004 -- Zoltek Companies, Inc. today reported significant increases in carbon fibers sales and operating results for the quarter ended March 31, 2004.

         For the first time since the acquisition of the Hungarian operation in 1996, Zoltek's quarterly combined sales of carbon fibers and technical fibers exceeded its sales of specialty, non-core products -- $8.4 million to $7.6 million. That happened both because of increased sales of carbon fibers (up $1.7 million, or 55%, compared to the second quarter of fiscal 2003) and because of Zoltek's further steps to exit from the acrylic and nylon textile business in Europe (with sales of that business down $1.8 million to $7.6 million in the quarter just ended compared to the second quarter of fiscal
2003). As a result of offsetting effects of increased carbon fiber sales and reduced sales of textile fibers, Zoltek's total revenues of $15.9 million for the second quarter of fiscal 2004 were almost identical with those of 2003's second quarter.

         "The divergence of the aerospace carbon fibers market from the commercial carbon fiber market is happening a few years later than we expected, but demand for lower-cost carbon fibers geared to high-volume commercial applications outside of aerospace finally is reflecting strong growth fundamentals," Zsolt Rumy, Zoltek's Chairman, President and Chief Executive Officer, said. "We are reactivating our capacity in Abilene, Texas, and should have the first line operating in early June. Right now, we are deferring some ship dates as we work to ready increased capacity to catch up with the ramp up in customer orders. We expect that the restart of the Abilene plant will position Zoltek to capture a substantial portion of the increase in demand for commercial carbon fibers that we believe will continue well into the future."

          The operating results of the carbon fibers and technical fibers business units also improved significantly as these units reported increased sales. For the second quarter the carbon fiber unit's operating loss decreased to $1.4 million (after recognition of $1.3 million in unused capacity expenses) from $2.1 million (after $1.4 million in unused capacity expenses) in the prior year quarter, while operating income reported by the technical fibers unit increased to $266,000 from $112,000 in the prior year quarter. On a consolidated basis, Zoltek reported a net loss of $3.8 million ($0.23 per


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Zoltek Reports Carbon Fiber Sales Increase
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May 17, 2004

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share) for the second quarter of fiscal 2004, compared to a net loss of $4.3 million ($0.26 per share) for the second quarter of fiscal 2003. Zoltek's financial results for the latest quarter were negatively impacted by continued losses from the specialty products business, and by financing costs of $1.0 million, much of which were related to recent refinancing transactions, compared to $0.4 million in comparable costs in the second quarter of fiscal 2003.

         For the first six months, Zoltek reported a net loss of $7.5 million on revenues of $29.3 million, compared to a net loss of $7.5 million on revenues of $32.9 million in the first six months of 2003.

         Rumy said that Zoltek's carbon fibers business was on track to profitability given the planned expansion of manufacturing at the Abilene facility to meet the expected demand based on continuation of recent positive sales trends. The Company believes that the increased production at the Abilene plant will reduce and, eventually eliminate, its available unused capacity expenses, which expenses are absorbed in manufacturing costs as production at the Abilene plant increases.

         Zoltek Companies, Inc. will host a conference call to review second quarter 2004 results and answer questions on Friday, May 21 at 10:00 am CT. The conference call-in number is (719) 457-2692. The confirmation code is 433719. Individuals who wish to participate should dial in 5 to 10 minutes prior to the scheduled start time.

                      FOR FURTHER INFORMATION CONTACT:

                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: return to operating on a profitable basis; obtain a waiver of its debt covenants and otherwise comply with its obligations under its credit agreements; refinance those agreements at their maturity dates; increase production capacity to meet increased orders on a timely and profitable basis; manage its excess carbon fiber production capacity and inventory levels; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them at decreasing price points and penetrate existing, identified and emerging markets, as well as other matters discussed herein. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.



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Zoltek Reports Carbon Fiber Sales Increase
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May 17, 2004


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
                                                ZOLTEK COMPANIES, INC.
                                              SUMMARY FINANCIAL RESULTS
                                     (Amounts In Thousands Except Per Share Data)
                                                     (Unaudited)

                                                                                           Three Months Ended
                                                                                                March 31
                                                                                        2004                 2003
                                                                                    ---------------------------------
Net sales...........................................................................$     15,927          $    15,944
Cost of sales, excluding available unused capacity costs............................      14,360               14,810
Available unused capacity costs.....................................................       1,259                1,431
Application and development costs...................................................         757                  910
Operating loss......................................................................      (2,507)              (3,735)
Income tax expense..................................................................         111                   91
Net loss ...........................................................................      (3,844)              (4,282)

 Net loss per share:
       Basic and diluted loss per share.............................................$      (0.23)         $     (0.26)
                                                                                    ============          ===========
Weighted average common and
  common equivalent shares outstanding..............................................      16,341               16,297

                                                                                            Six Months Ended
                                                                                                March 31
                                                                                        2004                 2003
                                                                                    ---------------------------------
Net sales...........................................................................$     29,258          $    32,903
Cost of sales, excluding available unused capacity costs............................      26,540               29,712
Available unused capacity costs.....................................................       2,686                2,757
Application and development costs...................................................       1,504                1,780
Operating loss......................................................................      (5,658)              (6,563)
Income tax expense (benefit)........................................................         189                  (43)
Net loss............................................................................      (7,536)              (7,453)

Net loss per share:
      Basic and diluted loss per share..............................................$      (0.46)         $     (0.46)
                                                                                    ============          ===========
Weighted average common and
  common equivalent shares outstanding..............................................      16,326               16,297